EX 99.1

                                            News
                                            Release

                                                Vectren Corporation
                                                P.O. Box 209
                                                Evansville, IN 47702-0209

Date: August 31, 2005
Contact: Mike Roeder, (812) 491-4143 or mroeder@vectren.com

Reherman retires from Vectren Board

Following a long career of public service and utility leadership, Vectren Corporation Board of Directors member Ronald G. Reherman announced his retirement from the board effective today. The bylaws of the company require directors to step down at the end of the month in which he/she reaches age 70.

Reherman, who started with Southern Indiana Gas and Electric Company (SIGECO) in 1957 and rose to Chairman, president and CEO from 1992-2000, has served on the Vectren board since the merger in 2000.

“Ron not only has years of outstanding service to the Evansville community, but has provided strategic leadership through the early days of our merger and has continued to provide valuable counsel to the board and our staff,” said Vectren Chairman, President and CEO Niel C. Ellerbrook. “I want to publicly thank Ron for his service and dedication to serving our customers and helping grow shareholder value.”

In addition to Reherman’s service to SIGECO and now Vectren, he has chaired the board of trustees at the University of Evansville; served on numerous economic development boards; is past director of the American Red Cross; and past chairman of the Evansville Chamber of Commerce. The lifelong resident of Evansville received his undergraduate degree from the University of Evansville and his MBA from Indiana State.

“Those of us that know Ron personally admire him not only for his business efforts, but also for his personal lifetime values as a devoted husband, father and grandfather,” Ellerbrook said. “I wish Ron well and am confident the community will continue to benefit from his valued leadership.”

About Vectren
Vectren Corporation (NYSE: VVC) is an energy and applied technology holding company headquartered in Evansville, Indiana. Vectren's energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's non-regulated subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest and Southeast. These include gas marketing and related services; coal production and sales; and utility infrastructure services. To learn more about Vectren, visit www.vectren.com.

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